Exhibit 99.1

CONTACTS:

Investors

InvestorRelations@mercantilcb.com

(305) 460-8728

Media

media@mercantilcb.com

(305) 441-8414

For Release:     5:00 P.M., October 23, 2018

Mercantil Bank Holding Corporation Splits Stock One-for-Three

Coral Gables, Florida, October 23, 2018 - Mercantil Bank Holding Corporation (NASDAQ: AMTB and AMTBB) (the “Company”) reported that the one-for-three combination equivalent to a reverse stock split (the “Split”) of each of the Company’s Class A common stock and the Company’s Class B common stock became effective today, October 23, 2018, at 5:00 P.M. Eastern Daylight Time. The Company’s Board of Directors approved the Split as of October 11, 2018.

As a result of the Split, every three shares of the Company’s Class A common stock and the Company’s Class B common stock issued and outstanding was automatically combined and reclassified into one share of Company Class A common stock and one share of Company Class B common stock, respectively.

The Company’s Class A common stock and Class B common stock will begin to trade tomorrow on the Nasdaq Global Select Market, on a split-adjusted basis. The post-Split Class A common stock will have the symbol “AMTB” and CUSIP number 58734F 305. The post-Split Class B common stock will have the symbol “AMTBB” and CUSIP number 58734F 404.

Fractional shares were issued in connection with the Split. No cash in lieu of fractional shares was paid by the Company in connection with the Split.

Company shareholders with questions who (1) are registered shareholders of ComputerShare may contact Computershare at 1-800-403-4560; (2) are registered shareholders of other brokers or intermediaries should contact their brokers or intermediaries and (3) reside in Venezuela should contact Mercantil Servicios Financieros, C.A., which is acting as the Company’s information agent in Venezuela, at investors@msf.com / inversionista@msf.com.

The Company is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Mercantil Bank, N.A. (the “Bank”), Mercantil Investment Services, Inc. and Mercantil Trust Company, N.A. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for almost 40 years, is the largest community bank headquartered in Florida. The Bank operates 22 banking centers – 15 in South Florida and 7 in the Houston, Texas area, as well as a commercial real estate loan production office in New York City. The Company’s Class A common stock and Class B common stock formerly traded under the symbols “MBNAA” and “MBNAB,” respectively.

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